Gary B. Wolff, P.C.
COUNSELOR AT LAW	488 Madison Avenue Suite 1100 New York, New York 10022
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@nyc.rr.com

November 10, 2010

Matthew Crispino

Staff Attorney

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:

HotelPlace, Inc. (the “Company” or “Issuer”)

Registration Statement Form S1/ Pre-Effective Amendment Two

File No.: 333-168925

Dear Mr. Crispino:

Enclosed is Pre-Effective Amendment Two to the above Registration Statement. The changes are made in response to staff comments to the initial Registration Statement and to make appropriate updates. The paragraph numbers below correspond to the numbered comments in your comment letter dated October 26, 2010.

Liquidity

1.

We have made the requested disclosures.

2.

We have edited our previous disclosures as requested.

If you have any questions or require anything further, please feel free to call me at 212-644-6446.

Sincerely,

/s/ Gary B. Wolff

Gary B. Wolff

cc:

HotelPlace, Inc.